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                                                               Exhibit (j)(1)(v)

                          INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders of
Van Kampen Intermediate Term Municipal Income Fund:

We have audited the statement of changes in net assets of Van Kampen Intermediate Term Municipal Income Fund (the "Fund") for the year ended September 30, 1999 and the financial highlights for each of the periods presented in the four-year period ending September 30, 1999. The statement of changes in net assets and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of changes in net assets and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statement of changes in net assets and the financial highlights referred to above present fairly, in all material respects, the changes in net assets of Van Kampen Intermediate Term Municipal Income Fund for the year ended September 30, 1999 and the financial highlights for each of the periods presented in the four-year period ending September 30, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois
November 11, 1999